EXHIBIT 99.1
The Hallwood Group Incorporated
3710 Rawlins, Suite 1500 $ Dallas, Texas 75219 $ 214/528-5588 $ Fax: 214/522-9254
FOR IMMEDIATE RELEASE

Contact:	Richard Kelley, Chief Financial Officer 800.225.0135 • 214.528.5588
HALLWOOD GROUP REPORTS RESULTS FOR THE
FOURTH QUARTER AND YEAR ENDED DECEMBER 31, 2010
Dallas, Texas, April 15, 2011 - The Hallwood Group Incorporated (NYSE Amex-HWG) today reported results for the fourth quarter and year ended December 31, 2010.
For the fourth quarter, Hallwood reported a net loss of $573,000, or $0.38 per share, compared to net income of $6.5 million, or $4.24 per share, in 2009.
For the year, Hallwood reported net income of $9.9 million, or $6.48 per share, compared to net income of $17.1 million, or $11.18 per share, in 2009.
Following is a comparison of results for the 2010 and 2009 periods:
Operating Income (Loss). For the 2010 and 2009 fourth quarters, operating income (loss) was $(558,000) and $8.8 million, on revenues of $36.5 million and $51.4 million, respectively.
For the 2010 and 2009 years, operating income was $16.2 million and $25.6 million, on revenues of $168.4 million and $179.6 million, respectively. The decreases were principally due to reduced sales of specialty fabric to U.S. military subcontractors as a result of reduced orders from the military to Brookwood’s customers. Military sales represented 57.6% and 67.9% for the 2010 fourth quarter and annual periods, respectively, compared to 72.5% and 72.5% for the 2009 fourth quarter and annual periods, respectively. Sales of other products in the commercial market segment, sailcloth and flag products increased in the 2010 periods as compared to 2009 sales levels. The gross profit margin was 25.2% in 2010 versus 28.3% in 2009. The lower gross profit margin for 2010 was attributed to the lower sales volume, changes in product mix and higher
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royalty costs, partially offset by manufacturing efficiencies such as reductions in material working loss.
Other Income (Loss). Other income (loss) consists of interest expense partially offset by interest and other income.
For the fourth quarter, other income (loss) was a loss of $92,000 in 2010, compared to a loss of $78,000 in 2009.
For the year, other income (loss) was a loss of $291,000, compared to a loss of $216,000 in 2009.
Income Tax Expense. For the 2010 fourth quarter, the income tax benefit was $77,000, which included a current federal tax benefit of $579,000, a noncash deferred federal tax expense of $65,000, and a current and deferred state tax expense of $9,000 and $428,000, respectively.
For the 2009 fourth quarter, the income tax expense was $2.2 million, which included a current federal tax expense of $4.1 million, a noncash deferred federal tax benefit of $1.6 million, and a state tax benefit of $235,000.
For the 2010 year, the income tax expense was $6.0 million, which included a current federal tax expense of $4.6 million, a noncash deferred federal tax expense of $239,000, and current and deferred state tax expense of $740,000 and $428,000, respectively.
For the 2009 year, the income tax expense was $8.4 million, which included a current federal tax expense of $5.4 million, a noncash deferred federal tax expense of $2.5 million, current and deferred state tax expense (benefit) of $1,144,000 and $(429,000), respectively, and a foreign tax benefit of $280,000.
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The following table sets forth selected financial information for the quarters and years ended December 31, 2010 and 2009.
THE HALLWOOD GROUP INCORPORATED
(In thousands, except per share amounts)

	Quarter Ended		Year Ended
	December 31,		December 31,
	2010	2009	2010	2009
Revenue	$36,506	$51,388	$168,354	$179,554

Operating income (loss)	$(558)	$8,776	$16,156	$25,632
Other income (loss)	(92)	(78)	(291)	(216)

Income (loss) before income taxes	(650)	8,698	15,865	25,416
Income tax expense (benefit)	(77)	2,234	5,985	8,361

Net income (loss)	$(573)	$6,464	$9,880	$17,055

PER COMMON SHARE:
BASIC
Net income (loss)	$(0.38)	$4.24	$6.48	$11.18

Weighted average shares outstanding	1,525	1,525	1,525	1,525
DILUTED
Net income (loss)	$(0.38)	$4.24	$6.48	$11.18

Weighted average shares outstanding	1,525	1,525	1,525	1,525
Certain statements in this press release may constitute “forward-looking statements”, which are subject to known and unknown risks and uncertainties including, among other things, certain economic conditions, competition, development factors and operating costs that may cause the actual results to differ materially from results implied by such forward-looking statements. These risks and uncertainties are described in greater detail in the Company’s periodic filings with the SEC.
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